EXHIBIT 23.01

CONSENT OF COUNSEL

We consent to the references to our firm under the captions "Federal Income Tax Aspects" and "Legal Matters" in Post-Effective Amendment No. 7 to the Registration Statement on Form S-1 (Reg. No. 333-74014) as filed with the United States Securities and Exchange Commission on or about September 1, 2006 and the related Prospectus of Campbell Alternative Asset Trust.

/s/ SIDLEY AUSTIN LLP

September 1, 2006